Exhibit (h)(1)

SUPERVISION AGREEMENT

This SUPERVISION AGREEMENT (“Agreement”), made this 12th day of December 2013, between Recon Capital Series Trust (“Trust”), a Delaware statutory trust, and Recon Capital Advisors, LLC, a Delaware limited liability company (“Manager”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), whose shares of beneficial interest (“Shares”) are registered under the Securities Act of 1933, as amended and are listed or will be listed on NYSE Arca or other exchange platform for exchange traded funds (“ETFs”); and

WHEREAS, the Trust is authorized to issue Shares in separate ETF series (each a “Fund”), as specified in Schedule A hereto, as may be amended from time to time, representing interests in a separate portfolio of securities and other assets; and

WHEREAS, pursuant to an Investment Advisory Agreement dated August 18, 2014, as amended and restated, between the Trust and the Manager (“Investment Advisory Agreement”), the Trust has retained the Manager to provide investment advisory services with respect to each Fund specified in Schedule A to the Investment Advisory Agreement in the manner and on the terms set forth therein; and

WHEREAS, the Trust desires to retain the Manager to provide and/or procure supervisory and other services reasonably necessary to each Fund and its shareholders; and

WHEREAS, the Manager is willing to provide and/or procure supervisory and other services reasonably necessary to each Fund and its shareholders in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

1.                  Appointment. The Trust hereby appoints the Manager to provide or procure the supervisory and other services reasonably necessary for each Fund for the period and on the terms set forth in this Agreement, as supplemented from time to time. The Manager accepts such appointment and agrees during such period to render or procure the services herein set forth for the compensation herein provided.

In the event the Trust establishes and designates one or more additional Funds with respect to which it desires to retain the Manager to render or procure supervisory and other services reasonably necessary for each Fund, it shall notify the Manager in writing. If the Manager is willing to render or procure such services it shall notify the Trust in writing, whereupon the Fund will be included in Schedule A and be covered by this Agreement.

2.                  Duties. Subject to the general supervision of the Board of Trustees of the Trust, the Manager shall provide or cause to be furnished all supervisory and other services reasonably necessary for the operation of the Funds, including certain administrative services (provided pursuant to a separate Administrative Services Agreement among the Trust, the Manager and U.S. Bancorp Fund Services, LLC), distribution services (provided pursuant to a separate Distribution Agreement between the Trust and Foreside Fund Services, LLC (“Distributor”)),

certain shareholder and distribution-related services (provided pursuant to a separate Rule 12b-1 Plan), and investment advisory services (provided pursuant to a separate Investment Advisory Agreement between the Trust and the Manager).

For each Fund, the Administration Agreement, the Distribution Agreement, Rule 12b-1 Plan, and the Investment Advisory Agreement will be separately considered and approved by the Board of Trustees of the Trust in accordance with all applicable requirements of the 1940 Act and the rules thereunder.

(a)        Supervisory Services. These services shall include the following:

(i)                 The Manager shall supervise and coordinate matters relating to the operation of each Fund, including any necessary coordination among the administrator, distributor, custodian, transfer agent, dividend disbursing agent, securities lending agent, fund accounting agent or recordkeeping agent, valuation or pricing agents, independent public accountants, attorneys, and other parties performing services or operational functions for each Fund.

(ii)               The Manager shall maintain or supervise the maintenance by third parties of such books and records of the Trust and each Fund as may be required by applicable federal or state law, other than the books and records maintained under the Investment Advisory Agreement.

(iii)             The Manager shall take such other action with respect to each Fund as may be required by applicable law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission (“CFTC”), state securities commissions and other governmental and regulatory agencies. Such actions shall include, but are not limited to: establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Trust’s Chief Compliance Officer, and systems and procedures necessary to effectuate the Trust’s compliance program.

(iv)             Notwithstanding the foregoing, the Manager may procure or delegate the provision of any of these services to third parties (including other financial institutions) with respect to shareholders that have relationships with such third parties, except for any services provided pursuant to the Administrative Services Agreement, Distribution Agreement, Rule 12b-1 Plan, and the Investment Advisory Agreement.

(b)       Other Services. The Manager shall procure on behalf of the Trust and the Funds, and at the expense of the Manager, the following persons to provide services to the Funds:

(i)                 an administrator for the Funds to provide administrative services;

(ii)               a distributor for the Funds to distribute their Shares;

(iii)             a custodian or custodians for the Funds to provide for the safekeeping of the Funds’ assets;

(iv)             a recordkeeping agent and/or fund accounting agent to maintain the portfolio accounting records for the Funds;

(v)               a transfer agent for the Funds;

(vi)             a securities lending agent for the Funds;

(vii)           a dividend disbursing agent for the Funds;

(viii)         a trader order processing agent and facilities for placing orders for the purchase and sale of a Fund’s Shares; and

(ix)             a financial printer.

The Trust may be a party to any agreement with any of the persons referred to in this Section 2(b) above and will also be a party to the Rule 12b-1 Plan and the Investment Advisory Agreement.

(c)                Personnel. The Manager shall also make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the supervision of each Fund and services provided to each Fund under this Agreement.

(d)               Standards; Reports. In performing these services, the Manager:

(i)                 shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

(ii)               will make available to the Trust, promptly upon request, any of the books and records of any Fund that are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations; and

(iii)             will regularly report to the Trust’s Board of Trustees on the services provided under this Agreement and will furnish the Trust’s Board of Trustees with respect to each of the Funds such periodic and special reports as the Trustees may reasonably request.

3.       Documentation. The Trust has delivered copies of each of the following documents to the Manager and will deliver to it all future amendments and supplements thereto, if any:

(a)                the Trust’s Registration Statement as filed with the SEC and any amendments thereto; and

(b)               exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

4.         Independent Contractor. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent.

5.         Compensation. As compensation for the duties and services specified in Section 2 of this Agreement, the Trust shall pay to the Manager a monthly fee, calculated as a percentage (on an annual basis) of the average daily value of the net assets of each of the Funds during the preceding month. The fee rates applicable to each Fund shall be set forth in a schedule to this Agreement. The fees payable to the Manager for all of the Funds shall be computed and accrued daily and paid monthly. If the Manager shall serve for less than any whole month, the foregoing compensation shall be prorated.

6.         Non-Exclusivity. It is understood that the services of the Manager hereunder are not exclusive, and the Manager shall be free to render similar services to other investment companies and other clients.

7.         Expenses. During the term of this Agreement, the Manager will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are assumed by any Fund under this Agreement. The Manager assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website.

In addition, the Manager shall bear the following expenses under this Agreement:

(a)                Expenses of all audits by Trust’s independent public accountants;

(b)               Expenses of the Trust’s transfer agent, registrar, dividend disbursing agent, securities lending agent, fund accounting agent, and recordkeeping agent;

(c)                Expenses of the Trust’s custodial services, including any recordkeeping services provided by the custodian;

(d)               Expenses of obtaining quotations for calculating the value of each Fund’s net assets;

(e)                Expenses of obtaining Portfolio Activity Reports for each Fund;

(f)                Expenses of maintaining the Trust’s tax records;

(g)               The Trust’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Delaware statutory trust registered as an open-end management investment company or fees that arise in the ordinary course of business in connection with listing Shares of any Fund on a securities exchange;

(h)               The Trust’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act or other insurance premiums;

(i)                 Association membership dues;

(j)                 Salaries and other compensation or expenses, including travel expenses, of any of the Trust’s executive officers and employees (if any) and Trustees who are not officers, members, partners or employees of the Manager;

(k)               Fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit of the Trust and the Trustees who are not officers, employees, partners, shareholders or members of the Manager; and

(l)                 Fees and expenses of the Administrator for the Trust and each Fund. The Trust shall bear the following expenses:

(m)             Taxes and governmental fees, if any, levied against the Trust or any of its Funds;

(n)               Brokerage fees, commissions and other portfolio transaction expenses incurred for any of the Funds;

(o)               Costs, including the interest expenses, of borrowing money;

(p)               Costs, expenses and fees associated with the custody, safekeeping or maintenance of a Fund’s “Foreign Assets” (as such term is defined in Rule 17f-5 under the 1940 Act) with a bank or depository located outside of the United States;

(q)               Extraordinary expenses, including extraordinary legal expenses, as may arise including expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

(r)                 Organizational and offering expenses of the Trust and each Fund, and any other expenses which are capitalized in accordance with generally accepted accounting principles; and

(s)                Costs and/or fees, including legal fees, incident to meetings of the Trust’s shareholders, the preparation, printing and distribution of Fund product descriptions for distribution to shareholders or Authorized Participants, notices and proxy statements and reports of the Trust to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust’s existence and qualification to do business, and the expenses of issuing, redeeming, registering and qualifying for sale, Shares with federal and state securities authorities.

8.                  Liability. The Manager shall give the Trust the benefit of the Manager’s best efforts in rendering services under this Agreement. The Manager may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Manager’s undertaking to render services under this Agreement, the Trust agrees that neither the Manager nor its members, officers, partners, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Manager’s duties, or by reason of reckless disregard of the Manager’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Manager and that of its members, officers, partners, and employees, and shall in no way govern the liability to the Trust or the Manager or provide a defense for any other person including persons that provide services for the Funds as described in Sections 2 of this Agreement.

9.                  Term and Continuation. This Agreement shall take effect as of the date indicated above, and shall remain in effect, unless sooner terminated as provided herein, for one year from such date, and shall continue thereafter on an annual basis with respect to each Fund provided that such continuance is specifically approved at least annually: (a) by the vote of a majority of the Board of Trustees of the Trust, and (b) by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) (“Independent Trustees”) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval. Failure of the Independent Trustees to renew this Agreement and/or its termination by shareholder vote, assignment, or otherwise, shall not preclude the Board of Trustees from approving a substitute agreement in the manner provided under applicable law. This Agreement may be terminated:

(a)      by the Trust at any time with respect to the services provided by the Manager, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by a vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Fund or class, by vote of a majority of the outstanding voting shares of such Fund or class, on sixty (60) days’ written notice to the Manager; or

(b)      at the expiration of the one-year period commencing on the date of this Agreement, by the Manager at any time, without the payment of any penalty, upon sixty (60) days’ written notice to the Trust.

10.            Use of Name. It is understood that the names “Recon Capital Advisors, LLC” or “Recon” or any derivative thereof or logo associated with those names are the valuable property of the Manager, and that the right of the Trust and/or the Funds to use such names (or derivatives or logos) shall be governed by the Investment Advisory Agreement.

11.            Notices.

Notices of any kind to be given to the Manager by the Trust shall be in writing and shall be duly given if mailed or delivered to the Manager at the address specified below or such other address as specified by the Manager:

Recon Capital Advisors, LLC

1 Landmark Square, 8th Floor,
Stamford, CT 06091

Notices of any kind to be given to the Trust by the Manager shall be in writing and shall be duly given if mailed or delivered to the Trust at the address specified below or such other address as specified by the Trust.

c/o U.S. Bancorp Fund Services, LLC

P.O. Box 701

Milwaukee, WI 53201

12.            Trust Obligation. A copy of the Trust’s Declaration of Trust is on file with the Delaware Division of Corporations and notice is hereby given that the Agreement has been executed on behalf of the Trust by an officer of the Trust in his or her capacity as an officer and not individually. The obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any trustee, officer, or shareholder of the Trust individually.

13.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14.            Miscellaneous.

(a)                This Agreement shall be governed by the laws of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rule or order of the SEC thereunder.

(b)               If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c)                The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(d)               This Agreement may not be assigned by the Board of Trustees acting on behalf of the Trust or the Manager without the consent of the other party.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

RECON CAPITAL SERIES TRUST

By: /s/ Garrett Paolella
Name: Garrett Paolella
Title: President and Chief Executive Officer

RECON CAPITAL ADVISORS, LLC

By: /s/ Kevin Kelly
Name: Kevin Kelly
Title: Chief Investment Officer

By: /s/ Garret Paolella
Name: Garrett Paolella
Title: Chief Executive Officer

Schedule A

Schedule to Supervision Agreement

Recon Capital Series Trust

as of September 7, 2016

ANNUAL SUPERVISION
FEE
Fund	(as a % of average daily net assets)
Recon Capital NASDAQ 100 Covered Call ETF	0.60
Recon Capital DAX Germany ETF	0.45
Recon Capital USA Managed Risk ETF	0.50
BullMark LatAm Select Lenders ETF	0.55